EXHIBIT 99.1

Press Release
COTT CORPORATION ANNOUNCES THE APPROVAL OF
A SHAREOWNER RIGHTS PLAN
TORONTO, ONTARIO – April 25, 2007 (NYSE: COT; TSX: BCB) – Cott Corporation (“Cott”) announced today the adoption by its board of directors of a shareowner rights plan (the “Rights Plan”).
As previously disclosed, following the recent announcement by Cadbury Schweppes plc regarding the separation of its confectionery and Americas Beverage business, Cott has responded to interested parties that have approached the company, and is exploring the potential benefits of participating in possible industry consolidation. Subsequent to that announcement by Cott, it has engaged in, and will continue to engage in, discussions with various interested parties in respect of its strategic alternatives. Cott has engaged financial and legal advisors to assist management and the board in this regard. Cott reiterated that, while its Board of Directors is supportive of these exploratory discussions, there has been no decision regarding a change in strategy.
In connection with this strategic review, Cott has adopted the Rights Plan to protect shareowners of Cott against opportunistic and other unfair take-over tactics. The purpose of the Rights Plan is to provide the board with time to review any unsolicited take-over bid that may be made and to take action, if appropriate, to enhance shareowner value. Cott is not aware of any such pending take-over bid.
Pursuant to the Rights Plan, the board of directors authorized the distribution of one right for each outstanding common share of Cott at the “Record Time”. The rights issued under the Rights Plan become exercisable only when a person, including any party related to it, acquires or announces its intention to acquire 20% or more of Cott’s outstanding common shares without complying with the “Permitted Bid” provisions of the Rights Plan or without the approval of the board of directors. Should such an acquisition occur, each right would entitle a holder, other than the “Acquiring Person” and persons related to it, to purchase common shares of Cott at a substantial discount to the market value of such shares.
The Rights Plan is not intended to prevent take-over bids. Those bids that meet certain requirements intended to protect the interests of shareowners are considered under the Rights Plan to be “Permitted Bids”. A Permitted Bid is a take-over bid made by way of a circular for all outstanding common shares, which remains open for at least 60 days and satisfies certain other conditions.
The adoption of the Rights Plan is subject to the approval of the Toronto Stock Exchange, and the Rights Plan will expire on the earlier of the “Termination Time” and October 24, 2007. A copy of the Rights Plan Agreement will be publicly filed on the SEDAR and EDGAR systems.

About Cott Corporation
Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.
COTT CONTACTS:

Media Relations
Kerry Morgan	Tel: (416) 203-5613

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617